UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 11, 2009

AgFeed Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33674	20-2597168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite A1001-1002, Tower 16, Hengmao Int'l Center
Nanchang City, Jiangxi Province, China 330003
(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:               86-791-6669093

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01.               Entry into a Material Definitive Agreement.

On December 11, 2009, AgFeed Industries, Inc. ("AgFeed BVI"), a company formed under the laws of the British Virgin Islands and subsidiary of AgFeed Industries, Inc., a Nevada corporation ("AgFeed NV"), and Hypor B.V., a company incorporated under the laws of The Netherlands ("Hypor"), formed a joint venture, Hypor AgFeed Breeding Company Inc. ("Hypor AgFeed Breeding" or the "Company" and, together with AgFeed BVI and Hypor, the "Parties"), which is incorporated under the laws of the Peoples' Republic of China as a Wholly Owned Foreign Entity ("WOFE").  the purpose of the joint venture is to develop, operate and market a new genetic nucleus farm in Wuning, China to produce cross bred stock to supply farms owned by AgFeed NV and to sell to customers of AgFeed NV and third parties within a specified geographic territory in China.

In connection with the formation of Hypor AgFeed Breeding, the parties entered into a Shareholders Agreement (the “Shareholders Agreement”) that sets forth the business agreement between the Parties, as well as several ancillary agreements.  Pursuant to the Shareholders Agreement, the parties have agreed to make aggregate capital contributions of RMB18,500,000 (approximately $2.7 million based on a conversion rate of RMB1 = $0.146464 on December 11, 2009).  AgFeed BVI will contribute RMB15,725,000 (approximately $2.3 million) and Hypor will contribute RMB2,775,000 (approximately $0.6 million) to the Company.  Each party will also make a loan in an amount equal to its capital contribution to the Company.  Following the contributions of capital and the making of the loans to Hypor AgFeed Breeding, AgFeed BVI will own an 85% interest (15,725 shares of capital stock) and Hypor will own a 15% interest (2,775 shares of capital stock) in the Company ..

Shareholders Agreement

The Shareholders Agreement will serve as Hypor AgFeed Breeding’s primary operating document and provide for the management and governance of the Company.  Pursuant to the Shareholder Agreement, Hypor AgFeed Breeding will be managed by a board of directors initially consisting of three directors.  AgFeed BVI shall be entitled to appoint two persons to be directors for as long as it holds an equity interest in the Company greater than 50%.  In the event that AgFeed BVI's equity interest in the Company is equal to or less than 50%, its representation right will be reduced to one director.  Hypor shall be entitled to appoint one person to be a director for as long as it holds an equity interest in the Company equal to or less than 50%.  In the event that Hypor's equity interest in the Company is greater than 50%, its representation right will be increased to two directors.

The Shareholders Agreement contains an enumerated list of approval rights requiring the prior written consent or casting of an affirmative vote of at least one director appointed by AgFeed BVI and at least one director appointed by Hypor.  These "major actions" include:

•	appointment of the Chief Executive Officer of the Company and establishment of the CEO's duties;

•	requesting additional capital contributions;

•	exercise of the option to convert a loan by a contributing shareholder or third party pursuant to Section 2.3.2 of the Shareholders Agreement;

•	admission of any additional shareholder by the allotment or transfer of shares, or issuance of options, warrants or other securities, of the Company;

•	approval of any employee benefit plans, including, without limitation, any stock option plans or other employee incentive plans;

•	approval of the annual budget and business plan and any amendments thereto;

•	approval of expenditures not included in an approved annual budget and business plan or in excess of 105% of any line item in an approved annual budget and business plan;

•
entering into, amending or enforcing any contracts (i) in excess of $100,000, (ii) not in the approved annual budget and business plan, (iii) that are not cancellable with 30 days prior notice, or (iv) that are otherwise material to the business of the Company;

•	engaging in or settling any litigation in which the Company is a party;

•
approval of the compensation on an annual basis for any employee or consultant receiving compensation on an annual basis in excess of $150,000, which compensation shall be included in the approved annual budget and business plan;

•	changing the tax status or accounting methods of the Company;

•	extending the statute of limitations for assessing or computing any tax liability against the Company or the amount of any Company tax item;

•	commencing the dissolution, winding-up or liquidation of the Company except pursuant to the terms of the Shareholders Agreement;

•
a sale of all or substantially all of the Company's property or any sale of the Company in a single transaction or a series of related transactions to a third party or a group of third parties, other than to an affiliate of a shareholder, acting in concert (a) pursuant to which such third party or group desires to acquire all of the shares (whether by merger, consolidation, recapitalization, reorganization or otherwise), in each case for cash or marketable securities (b) which has been approved by the Board and (c) pursuant to which all holders of shares in the Company receive (whether in such transaction or, with respect to an asset sale, upon a subsequent liquidation) the same form and amount of consideration pro rata for its shares or, if any shareholders are given an option as to the form and amount of consideration to be received, all shareholders are given the same option.

•	a merger, consolidation or other acquisition of the Company with or into any other person or any public offering of the Company;

•
any amendment to the formation documents, provided that the formation documents may be amended by a resolution of shareholders in respect of which both AgFeed BVI and Hypor vote in favor without the approval of any of the directors;

•	any material property sale, exchange, or other disposition of the Company not in the ordinary course of business and not in the approved annual budget and business plan;

•
the borrowing of money, incurring Indebtedness or otherwise committing the credit of the Company, the granting of any collateral or security interest in any Company's property, or the granting of any guaranty; and

•	the approval of any distributions of "distributable cash" to the Shareholders not in accordance with the terms of the Shareholders Agreement.

Additionally, the board of directors shall not have the authority to:

(i)           without the prior written consent of AgFeed BVI (a) enter into, amend, terminate, rescind, enforce or waive any rights under the Production and Distribution Agreement or any other agreements between the Company and Hypor or one of its affiliates or (b) determine whether a default has occurred thereunder; or

(ii)           without the prior written consent of Hypor (a) enter into, amend, terminate, rescind, enforce or waive any rights under the Facilities Lease Agreement or any other agreements between the Company and AgFeed BVI or one of its affiliates or (b) determine whether a default has occurred thereunder.

Except as set forth above, Board decisions will be made by majority vote.

The Shareholders Agreement generally prohibit the transfer by either AgFeed BVI or Hypor of any of their respective ownership interest in the Company except to affiliates.  Upon the occurrence pf certain enumerated trigger events, the unaffected shareholder shall be granted am option to purchase any or all of the shares held by the affected shareholder for the fair market value of such shares (or, in the case of an affected shareholder's receipt of a bona fide offer, the bona fide offer price).  The trigger events include:

•	any attempt by an affected shareholder to sell, assign, transfer or in any way dispose of any or all of such shareholder’s chares, or the beneficial interests therein; or

•	any pledge or the creation of any encumbrance on any or all of the shares held by such shareholder, except to secure an obligation owed to another shareholder; or

•
any other transfer of any or all of the shares held by such shareholder, or the beneficial interests therein, whether voluntary or involuntary, by operation of law or otherwise, including all executions or legal processes attaching such shares and all processes affecting the interest of any shareholder with respect to such shares; or

•	such shareholder becoming bankrupt; or

•	the receipt by such shareholder of a bona fide offer from a third party to purchase all, but not less than all, of such shareholder’s shares, which offer such shareholder desires to accept; or

•
A material breach by a shareholder of any of the terms or covenants contained herein or of the confidentiality or intellectual property provisions of any agreement between the Company and such shareholder; or any wrongful and intentional act or omission by such shareholder which has had or would reasonably be expected to have a material adverse impact on the business, properties, results of operations, condition (financial or otherwise) or prospects of the Company.

The Shareholders Agreement contains standard confidentiality and non-disclosure provisions, representations and warranties and provisions relating to dissolution and termination.

Additional Agreements

Production and Distribution Agreement

The Production and Distribution Agreement, dated as of December 11, 2009, by and among Hypor, AgFeed BVI, and Hypor AgFeed Breeding, sets forth terms and conditions pursuant to which (i) Hypor AgFeed Breeding shall purchase from Hypor and Hypor shall sell to Hypor AgFeed Breeding, stock and genetic material for production, (ii) Hypor shall provide Hypor AgFeed Breeding with expertise, know-how and other information relating to the production and selection of stock, (iii) Hypor shall grant Hypor AgFeed Breeding the right to use its trademark "Hypor" in connection with the sale of stock in a prescribed territory within China and (iv) AgFeed will purchase stock from Hypor AgFeed Breeding.  The initial term of the Production and Distribution Agreement is five years, and it is renewable for successive two year periods.

Facilities Lease Agreement

The Facilities Lease Agreement, made and effective December 11, 2009, by and between AgFeed NV and Hypor AgFeed Breeding provides for the leasing of certain premises in Futian Village, Futian Township, China upon which the Wuning Farm will be developed by AgFeed NV to Hypor AgFeed Breeding.  The initial term of the lease is ten years, subject to renewal on terms that are acceptable at the time of such renewal.

Intra Group Loan Agreements

Each of Hendrix Genetics B.V., parent of Hypor, and AgFeed BVI has entered into a loan agreement with Hypor AgFeed Breeding pursuant to which the lender has agreed to make a loan to Hypor AgFeed Breeding for the sole purpose of settlement of accounts, purchase of capital equipment and running of the business of Hypor AgFeed Breeding.  The principal amount of the loan is equal to the capital contribution made by respective party in the formation of the joint venture - for AgFeed BVI, RMB15,725,000 (approximately $2.3 million) and for Hypor, RMB2,775,000 (approximately $0.6 million).  The loan shall be advanced to the Company upon request by it.  Repayment of the principal amount of the loan shall be due on the termination of the loan and interest is payable quarterly in arrears at a floating annual interest rate equal to one month's Euribor at the date prior to the date interest is due plus the interest margin charged by the Company's finance provider and a margin of 0.7% for administrative and treasury services.

Each of the Shareholders Agreement, Production and Distribution Agreement, Facilities Lease Agreement and Intra Group Loan Agreements contain standard and customary terms and provisions.  The foregoing descriptions of the formation of Hypor AgFeed Breeding, the Shareholders Agreement, Production and Distribution Agreement, Facilities Lease Agreement and Intra Group Loan Agreements do not purport to be complete.  The summaries set forth above are qualified in their entirety by reference to the Shareholders Agreement, Production and Distribution Agreement, Facilities Lease Agreement and Intra Group Loan Agreements, copies of which are filed as Exhibits to this Current Report and which are incorporated herein by reference. Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 7.01.               Regulation FD Disclosure.

On December 17, 2009, AgFeed Industries, Inc. (Nevada) announced the formation of a joint venture - Hypor AgFeed Breeding Company Inc. - with Hypor, B.V., a Hendrix Genetics company, a leading provider of superior swine genetics and technology. The press release announcing the formation of Hypor AgFeed Breeding Company Inc. is filed as an exhibit to this Current Report and is incorporated by reference herein.

Item 9.01                Financial Statements and Exhibits.

(d)	Exhibits

10.23	Shareholders Agreement of Hypor AgFeed Breeding Company Inc., dated as of December 11, 2009
10.24	Production and Distribution Agreement, dated as of December 11, 2009
10.25	Facilities Lease Agreement, made and effective December 11, 2009
10.26	Intra Group Loan Agreement, dated as of December 11, 2009 (AgFeed BVI)
10.27	Intra Group Loan Agreement, dated as of December 11, 2009 (Hendrix Genetics B.V.)
99.1	AgFeed December 17, 2009 press release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:          December 17, 2009

AGFEED INDUSTRIES, INC.
By:	/s/ Junhong Xiong
Junhong Xiong
Chief Executive Officer